Exhibit 99.1

March 22, 2016

Liberty TripAdvisor Holdings, Inc. to Hold Annual Meeting of Stockholders

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Liberty TripAdvisor Holdings, Inc. (Nasdaq: LTRPA, LTRPB)  will be holding its Annual Meeting of Stockholders on Wednesday,  May 25, 2016, at 8:00 a.m., M.D.T., at the corporate offices of Starz, 8900 Liberty Circle, Englewood, Colorado 80112.  The record date for the meeting is 5:00 p.m., New York City time, on April 5, 2016.  At the meeting, Liberty TripAdvisor Holdings may make observations regarding the company’s financial performance and outlook.

The presentation will be broadcast live via the Internet. All interested persons should visit the Liberty TripAdvisor Holdings, Inc. website at http://ir.libertytripadvisorholdings.com/events-presentations to register for the webcast.  An archive of the webcast will also be available on this website for 1 year after appropriate filings have been made with the SEC.

About Liberty TripAdvisor Holdings, Inc.

Liberty TripAdvisor Holdings, Inc.’s (Nasdaq:  LTRPA, LTRPB) businesses consist of its subsidiaries TripAdvisor and BuySeasons.   TripAdvisor is the world’s largest online travel community, aggregating reviews and opinions from its community of travelers about destinations, accommodations, restaurants and activities throughout the world.  BuySeasons is a leading online retailer of costumes and party supplies.

Liberty TripAdvisor Holdings, Inc.
Courtnee Chun, 720-875-5420

Source: Liberty TripAdvisor Holdings, Inc.